Exhibit 99.1

Hello [Investor], January 14, 2019

We announced today our Board of Trust Managers' determination of estimated Net Asset Value (“NAV”) per share. The NAV per share for Rich Uncles Real Estate Investment Trust I is $10.57. This will be the new share price going forward from today, for shares sold via dividend reinvestment or repurchased through our share redemption program. The decrease in the NAV compared with the prior share value of $10.66 is primarily due to the decrease in our cash balance related to the funding of share repurchases and other cash needs.

For the NAV determination, our Company retained an independent real estate valuation firm, Cushman & Wakefield, which reviewed all of our properties and developed an estimated range of values for each of them and combined this information with the value of our other REIT assets and liabilities to estimate a range of the net asset value of our Company. Our Board of Trust Managers, including all of our Independent Trust Managers, considered the information prepared by Cushman & Wakefield as well as other information provided by our Advisor and, based on our total outstanding shares as of December 31, 2018, determined the new per-share valuation.

Thank you for investing with us. We look forward to servicing your real estate investment needs for many more years.

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If you have any questions about Rich Uncles Real Estate Investment Trust I, please call us at (855) Rich-Uncles or simply reply to this email.

Sincerely,

Aaron Halfacre

Chief Executive Officer

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Rich Uncles allows small investors the opportunity to invest in commercial properties.	3090 Bristol Street, Suite 550 Costa Mesa, CA 92626 info@RichUncles.com 1-855-Rich-Uncles (1-855-742-4862)

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